Exhibit 3.1

From: unknown Page: 3/16 Received by: NV Secretary of State Date: 2/19/2014 3:28:20 PM

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
	20140120705-72
Ross Miller	Filing Date and Time
Secretary of State	02/19/2014 3:19 PM
State of Nevada	Entity Number E0149972005-2

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:
Summer Energy Holdings, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

(See attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATION OF
RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS
FOR

SUMMER ENERGY HOLDINGS, INC.

SERIES B PREFERRED STOCK
(3,000,000 Shares Authorized)

Definitions.  For purposes of this Designation of Rights, Preferences, Privileges and Restrictions (the “Designation of Rights”), the following definitions shall apply:

(a)  “Company” shall mean Summer Energy Holdings, Inc., a Nevada corporation, and any wholly-owned subsidiaries.

(b)  “Common Stock” shall mean the Company’s $0.001 par value common stock authorized by the Company’s Articles of Incorporation, as amended.

(c)  “Original Issue Date” shall mean, with respect to the Series B Preferred Stock, the date upon which shares of such Series B Preferred Stock are first issued.

(d)  “Deemed Original Issue Price” shall mean, with respect to the Series B Preferred Stock, $1.00 for each one share of Series B Preferred Stock.

(e)  “Series B Preferred Stock” shall mean the Series B Preferred Stock established by resolution of the Board of Directors of the Company, the rights, preferences, privileges and restrictions of which are set forth in this Designation of Rights that has been adopted by the Board of Directors, as authorized in the Company’s Articles of Incorporation.

SERIES B PREFERRED STOCK
3,000,000 Shares Authorized

Pursuant to the authority granted to it by the Company’s Articles of Incorporation, the Board of Directors has established by resolution a Series B Preferred Stock, and has authorized the issuance of up to 3,000,000 shares of such stock.  The Series B Preferred Stock shall rank pari passu with the Series A Preferred Stock (the “Series A Preferred Stock”) of the Company and shall rank senior to the Common Stock with respect to the payment of any dividends, the conversion rights set forth in Section 3 below and any payment upon liquidation or redemption.  The Company may not issue any additional classes or series of Preferred Stock with dividend, liquidation, redemption or conversion rights or rights of payment that are senior to the Series B Preferred Stock, except pursuant to Section 2 below.  The Series B Preferred Stock established by resolution of the Board of Directors of the Company shall have the following rights, preferences, privileges and restrictions:

1.	Dividend Rights.

(a)      Dividend Preference.  The holders of outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available for the payment of dividends, cumulative monthly dividends at the annual rate of 12% of the Deemed Original Issue Price per share, in preference to and in priority over any dividends with respect to Common Stock.  Dividends on the Series B Preferred Stock shall accumulate from and include the Original Issue Date and shall be payable on the tenth day after the end of each month with the first payment due on the tenth day after the end of the first full month following the Original Issue Date if funds are available for payment of such dividends.  If funds are not available for the payment of dividends on any dividend payment date, the unpaid dividends shall cumulate and accrue for the benefit of the holders of the Series B Preferred Stock.  At the option of the holders of Series B Preferred Stock, dividends may be paid to holders of Series B Preferred Stock in shares of the Company’s Common Stock valued at the fair market value of such shares of Common Stock as determined in good faith by the Board of Directors on the Record Date (as defined below).  The Company shall not make any dividend, distribution or payment with respect to the Series A Preferred stock unless a ratable amount is paid toward any accrued and unpaid dividends on the Series B Preferred Stock.

(b)      Dividend Record Date.  As the Board of Directors of the Company declares dividends on the Series B Preferred Stock, the Company or a selected agent, as Paying Agent, shall disburse cash or shares of Common Stock, as the case may be, to the holders of record of the Series B Preferred Stock as of the last day of the month for which a dividend is being paid (“Record Date”).

(c)      Priority of Dividends.  As long as shares of the Series B Preferred Stock shall be outstanding, if the Company shall be in default or in arrears in respect to the payment of dividends on the Series B Preferred Stock or any stock previously or subsequently issued that is of equal priority to the Series B Preferred Stock (“Parity Stock”) or with respect to the optional redemption with respect to the Series B Preferred Stock or the Parity Stock, the Company shall not declare, pay or set apart any funds for the payment of dividends, redemption, repurchase, retirement or sinking fund payment on any of the Common Stock or other junior securities.

(d)      Payment of Accumulated Dividends.  Dividends in arrears with respect to the Series B Preferred Stock may be declared and paid in cash or shares of Common Stock, as the holder may elect pursuant to Section 1(a), at any time by the Company without interest or premium and shall be paid, as in the case of regular dividends, to the holders of record of the Series B Preferred Stock on the Record Date established with respect to such payment in arrears.  The ability of the Company to pay cash dividends on the Series B Preferred Stock shall be limited by the availability of funds and the provisions of the Nevada Revised Statutes and any other applicable law.

2.	Voting Rights; Protective Provisions.

(a)      Voting Rights.  Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock held by such holder of Series B Preferred Stock could then be converted.  The holders of shares of the Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote, unless otherwise required by applicable law or in cases where the rights and privileges of the Common Stock holders may be altered or diminished.  The holders of Series B Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Company.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted), shall be disregarded.

(b)      Protective Provisions.  For so long as any shares of Series B Preferred Stock remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of holders of a majority of the outstanding Series B Preferred Stock, voting as a separate class, will be necessary for effecting, approving or ratifying the following actions:

(i)           Any increase or decrease in the authorized number of shares of Series B Preferred Stock;

(ii)           Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to Series B Preferred Stock in right of redemption, conversion, liquidation preference, voting, dividends or with respect to any other rights or privileges, or any increase in the authorized or designated number of any such new class or series; and

(iii)           Any change to the rights, preferences or privileges of Series B Preferred Stock.

3.	Conversion Rights.

The holders of Series B Preferred Stock will have the following conversion rights (the “Conversion Rights”):

(a)      Optional Conversion. Subject to and in compliance with the provisions of this Section 3, each share of Series B Preferred Stock may, at the option of the holder, be converted at any time into that number of fully-paid and nonassessable shares of Common Stock determined by dividing the Deemed Original Issue Price by the then effective Conversion Price (defined in Section 3(c)).

(b)      Automatic Conversion. Each share of Series B Preferred Stock will automatically be converted into that number of fully-paid, nonassessable shares of Common Stock determined by dividing (i) the sum of the Deemed Original Issue Price plus all declared and unpaid dividends by (ii) the then-effective Conversion Price (as hereinafter defined), upon the earlier to occur of (A) the affirmative election of the holders of fifty percent (50%) of the outstanding shares of Series B Preferred Stock, voting as a separate class, or (B) the affirmative vote of the Board of Directors of the Company upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, which values the Company at least $50 million and in which the gross proceeds to the Company (after underwriting discounts, commissions and fees) are at least $10 million (a “Qualified Public Offering”) (the earlier of the events described in (A) and (B) above is referred to herein as an “Automatic Conversion”).

(c)      Conversion Price. The conversion price for the Series B Preferred Stock will initially be the Deemed Original Issue Price (collectively, the “Conversion Price”). Such initial Conversion Price will be adjusted from time to time in accordance with this Section 3. All references to the Conversion Price herein will mean such conversion price as so adjusted.

(d)      Mechanics of Conversion.

(i)           Each holder of Series B Preferred Stock who desires to convert the same into shares of Common Stock pursuant to Section 3(a) will surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series B Preferred Stock, and will give written notice to the Company at such office that such holder elects to convert the same. Such notice will state the number and series of shares of Series B Preferred Stock being converted. Thereupon, the Company will promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and will promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined in good faith by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series B Preferred Stock being converted. Such conversion will be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii)           Upon the occurrence of an Automatic Conversion of the outstanding shares of Series B Preferred Stock, the Company will notify the holders thereof and such holders will surrender the certificates representing such shares of Series B Preferred Stock at the office of the Company or any transfer agent for the Series B Preferred Stock. Thereupon, there will be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate(s), a certificate or certificates for the number of shares of Common Stock into which the shares of Series B Preferred Stock surrendered were convertible on the date on which such Automatic Conversion occurred.

Upon such Automatic Conversion, the outstanding shares of Series B Preferred Stock, as applicable, will be converted automatically into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

(e)      Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the Original Issue Date effects a subdivision (by stock split or otherwise) of the outstanding Common Stock without a proportionate and corresponding subdivision of the Series B Preferred Stock, the Conversion Price in effect immediately before that subdivision will be proportionately decreased. Conversely, if the Company at any time or from time to time after the Original Issue Date combines or consolidates (by reclassification or otherwise) the outstanding shares of Common Stock into a smaller number of shares without a proportionate and corresponding combination of Series B Preferred Stock, the Conversion Price in effect immediately before the combination will be proportionately increased. Any adjustment under this Section 3(e) will become effective at the close of business on the date the subdivision or combination becomes effective.

(f)      Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event the Conversion Price that is then in effect will be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is (A) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus (B) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price will be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this Section 3(f) to reflect the actual payment of such dividend or distribution.

(g)      Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then in each such event provision will be made so that the holders of Series B Preferred Stock will receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of Series B Preferred Stock or with respect to such other securities by their terms.

(h)      Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series B Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than an Asset Transfer as defined in Section 4(b) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 3), then in any such event each holder of Series B Preferred Stock will have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, subject to all other adjustments under this Section 3 with respect to the rights of the holders of Series B Preferred Stock or with respect to such other securities or property by the terms thereof.

(i)      Reorganization, Merger, Consolidation or Sale of Assets. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Common Stock, merger, consolidation of the Company into or with another person or a sale of assets to another person (other than an Asset Transfer as defined in Section 3(c) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 3), as a part of such capital reorganization, merger, consolidation or sale of assets, provision will be made so that the holders of Series B Preferred Stock will thereafter be entitled to receive upon conversion of the Series B Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation or sale of assets, subject to all other adjustments under this Section 3 with respect to the rights of the holders of Series B Preferred Stock or with respect to such stock, securities or property by the terms thereof. In any such case, appropriate adjustment will be made in the application of the provisions of this Section 3 with respect to the rights of the holders of Series B Preferred Stock after the capital reorganization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series B Preferred Stock) will be applicable after that event and apply, as nearly equivalent as practicable, to the shares of stock or other securities or property deliverable upon conversion of the Series B Preferred Stock.

(j)      Adjustment upon the Issuance or Sale of Additional Shares of Common Stock.

(i)           If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 3(j) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 3(f), and other than a subdivision, combination or consolidation of shares of Common Stock as provided in Section 3(e), for an Effective Price (as hereinafter defined) less than the then-effective Conversion Price, then and in each such case the then-existing Conversion Price for Series B Preferred Stock will be reduced, as of the opening of business on the date of such issue or sale, to equal a price (calculated to the nearest cent) determined by multiplying the then-effective Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued or sold would purchase at the Conversion Price in effect immediately prior to such issuance or sale, and the denominator of which shall be the number of shares of  Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued or sold.  For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue or sale shall be calculated on an as if converted to Common Stock basis for the Series B Preferred Stock and otherwise on an issued and outstanding basis, and so will not include giving effect to the existence of any Convertible Securities (as defined in Section 3(j)(iii) below).

(ii)           For the purpose of making any adjustment required under this Section 3(j), the consideration received by the Company for any issue or sale of securities will (A) to the extent it consists of cash, be computed as the net amount of cash received by the Company after the deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without the deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities or rights or options to purchase Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities, rights or options.

(iii)           For the purpose of the adjustment required under this Section 3(j), if the Company issues or sells any rights or options or warrants for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price (as hereinafter defined) of such Additional Shares of Common Stock is less than the then-effective Conversion Price, the Company will be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to (A) the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus (B) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options plus (C) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if (i) in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company will be deemed to have received the minimum amounts of consideration without reference to such clauses or (ii) the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of antidilution adjustments, then the Effective Price will be recalculated using the figure to which such minimum amount of consideration is reduced. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, will be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities will expire without having been exercised, then the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities will be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for (a) the consideration actually received by the Company upon such exercise plus (b) the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus (c) the consideration received for issuing or selling the Convertible Securities actually converted plus (d) the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment will not apply to prior conversions of Series B Preferred Stock.  For purposes of this Section 3(j)(iii), the expiration or termination of any Convertible Securities that were outstanding as of the date of issuance of the Series B Preferred Stock shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Convertible Securities caused it to be deemed to have been issued after the date of issuance of the Series B Preferred Stock.

(iv)           “Additional Shares of Common Stock” will mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 3(j), whether or not subsequently reacquired or retired by the Company other than:

(A)           shares of Common Stock issued or issuable to employees, consultants, directors or other service providers for compensatory purposes and in accordance with stock plans approved by the Board of Directors, or upon exercise of options or warrants granted to such parties;

(B)      shares of Common Stock issued upon the exercise, exchange, adjustment or conversion of options, warrants or convertible securities outstanding as of the date of the filing of this Designation of Rights (including without limitation all shares of Series B Preferred Stock);

(C)      shares of Common Stock issued or issuable pursuant to a stock split, as a dividend or distribution on Series B Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 3(e), 3(f), 3(g), 3(h) or 3(g);

(D)           shares of Common Stock issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by the Board of Directors;

(E)      shares of Common Stock issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors

(F)      shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by the Board of Directors;

(G)           shares of Common Stock issued in a Qualified Public Offering; and

(H)           shares of Common Stock that the holders of a majority of the outstanding Series B Preferred Stock agree shall not constitute “Additional Shares of Common Stock.”

(v)           The “Effective Price” of Additional Shares of Common Stock will mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 3(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 3(j), for such Additional Shares of Common Stock.

(k)      Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any class of Series B Preferred Stock, the Company, at its expense, will compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and will deliver such certificate in the manner set forth in Section 3(o) to each registered holder of such Series B Preferred Stock, at the holder’s address as shown in the Company’s books. The certificate will set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property that at the time would be received upon conversion of such Series B Preferred Stock.

(l)      Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer (as defined in Section 4(b)), or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company will deliver to each holder of Series B Preferred Stock at least 20 days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, or Liquidation Event.

(m)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of any class of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of any series of Series B Preferred Stock by a holder thereof will be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, then the Company will, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined in good faith by the Board) on the date of conversion.

(n)      Reservation of Stock Issuable Upon Conversion. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of the Series B Preferred Stock, then the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

(o)      Notices. Any notice required by the provisions of this Section 3 will be in writing and will be deemed effectively given: (i) upon personal delivery to the party to be notified with written verification of receipt, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices will be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(p)      Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of the Series B Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of such Series B Preferred Stock, so converted, were registered.

(q)      No Dilution or Impairment. For so long as any shares of Series B Preferred Stock (or any shares of Common Stock into which such shares of Series B have been converted), remain outstanding, the Company will not amend its articles of incorporation or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, other Liquidation Event or issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against dilution or other impairment.

4.	Liquidation Rights.

(a)      Upon the occurrence of any Liquidation Event (as defined in Section 4(b)), before any distribution or payment will be made to the holders of Common Stock, the holders of Series B Preferred Stock will be entitled to be paid out of the assets of the

Company an amount equal to the amount of cash paid for the shares of Series B Preferred Stock (the “Series B Liquidation Preference”), on a pari passu basis with the shares of any Parity Stock.  After payment of the full Series B Liquidation Preference, the holders of shares of Series B Preferred Stock will participate with holders of shares of Common Stock on an as converted basis.  If, upon a Liquidation Event, the assets of the Company legally available for distribution to the holders of Series B Preferred Stock are insufficient to permit the payment in full of the Series B Liquidation Preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of Series B Preferred Stock and any Parity Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 4(a).

(b)      The following events will be considered liquidation events (each a “Liquidation Event”) under this Section 4:

(i)           any liquidation, dissolution or winding up of the Company; or

(ii)           a sale of all or substantially all of the assets of the Company (an “Asset Transfer”).

(c)      The fair market value of property other than cash distributable to the Company’s shareholders pursuant to a Liquidation Event shall be deemed to be the fair market value of such property as determined in good faith by the Company’s Board of Directors.

5.	Redemption.

At any time, or from time to time, the Company may redeem all or a portion of the Series B Preferred Stock outstanding upon twenty (20) business days prior written notice to the holders of Series B Preferred Stock (the “Redemption Notice”) at a price per share of Series B Preferred Stock equal to 120% of the Deemed Original Issue Price of the Series B Preferred Stock being redeemed plus any accrued but unpaid dividends (the “Redemption Price”).  A redemption of less than all of the outstanding shares of Series B Preferred Stock shall be pro rata among the holders of Series B Preferred Stock.  The Redemption Notice shall state the date of redemption, which date shall be at least twenty (20) business days after the Company has delivered the Redemption Notice (the “Company’s Redemption Date”), the Redemption Price, and the number of shares to be redeemed by the Company. The Company shall not deliver a Redemption Notice unless it has good and clear funds for a minimum of the amount it intends to redeem in a bank account controlled by the Company.

DATED this 19th day of February, 2014.

                    /s/ Jaleea P. George
Jaleea P. George, Secretary and
Chief Financial Officer

CERTIFICATE OF SECRETARY

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned Jaleea P. George, Secretary of Summer Energy Holdings, Inc., a Nevada corporation (the “Company”), does hereby certify that the Articles of Incorporation for the Company, as amended, provide that the rights, preferences, qualifications, limitations or restrictions of the Company’s preferred stock may be established by resolution of the Board of Directors, and that the above and foregoing Certificate of Designation of Rights, Preferences, Privileges and Restrictions of the Company’s Series B Preferred Stock was duly and regularly adopted as such by a resolution adopted by the Board of Directors of the Company.

February 19, 2014

/s/ Jaleea P. George
Jaleea P. George, Secretary